Exhibit 2.n.2

Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders of American Capital, Ltd.

We have audited the accompanying table of senior securities (the “table”), included in the accompanying registration statement on Form N-2, of American Capital, Ltd. as of December 31, 2012. This table is the responsibility of the Company's management. Our responsibility is to express an opinion on this table based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the table is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the table, assessing the accounting principles used and significant estimates made by management, and evaluating the overall presentation of the table. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the table referred to above presents fairly, in all material respects, the senior securities table, as defined in Section 18 of the Investment Company Act of 1940, of American Capital, Ltd. at December 31, 2012 in conformity with U.S. generally accepted accounting principles.

/s/    Ernst & Young LLP

McLean, Virginia
July 25, 2013